Exhibit 99.1

Macquarie Infrastructure Company LLC

125 West 55th Street	Telephone	+1 212 231 1000
New York, NY10019	Facsimile	+1 212 231 1828
United States	Internet	www.macquarie.com/mic

Media Release

MACQUARIE INFRASTRUCTURE COMPANY REPORTS OUTCOME OF VOTING AT SPECIAL MEETING

•	Shareholders approve conversion of MIC to a corporation from an LLC

•	Shareholders approve authorization of up to 100 million shares of preferred stock

New York, NY – May 15, 2015 Macquarie Infrastructure Company (NYSE: MIC) hosted a special meeting of shareholders today during which two principal proposals were put forward for consideration and approved.

With respect to Proposal Number 1, shareholders of MIC approved the conversion of the Company to a Delaware corporation from a Delaware Limited Liability Company (“LLC”). The conversion is expected to be completed on May 21, 2015 at which time each existing LLC membership interest will be automatically converted into one share of the Common Stock of Macquarie Infrastructure Corporation. The conversion will have no impact on the business or management of the Company and will be treated as a tax free exchange.

With respect to Proposal Number 2, shareholders of MIC approved the authorization for issuance, from time to time, of up to 100 million shares of preferred stock.

“We thank all shareholders who took the time to consider and vote on these matters,” said James Hooke, chief executive officer of MIC. “We are pleased with the outcome and the confidence in our Company that it represents.”

A summary of the voting follows.

Proposal	Votes For as a Percentage of Shares Outstanding	Votes For as Percentage of Shares Voting
Conversion to a corporation	66.24%	86.54%
Authorization of Preferred Stock	59.47%	77.69%

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Company (212) 231-1825	Media enquiries Paula Chirhart Corporate Communications Macquarie Infrastructure Company (212) 231-1239